Exhibit 99.1

Beta Oil & Gas, Inc.  Announces the Commencement of Natural Gas Sales at Broussard Field

FOR IMMEDIATE RELEASE – October 17, 2003

Tulsa, Oklahoma – October 17, 2003 - Beta Oil & Gas, Inc. (“Company”) (NASDAQ:BETA) announced today that sales of natural gas and condensate from the M.A. Failla No.1 well located in the Broussard Field in Lafayette Parish, Louisiana, have commenced.

The M.A. Failla No. 1 well reached total depth of nearly 16,000 feet on March 10, 2003.  Production facilities and a high-pressure gas pipeline were constructed and the well commenced first sales in late September.  The well is currently producing at a rate of approximately 14.4 million cubic feet of natural gas per day and 400 barrels of condensate per day through a 30/64 inch choke with 3,000 psi of flowing tubing pressure.  The Company currently has a 4.8% working interest in the well, increasing to approximately 10% working interest after the well reaches payout.  Newfield Exploration (NYSE:NFX) is the operator of the well.

Beta Oil & Gas, Inc. is an independent energy company engaged in the production, exploitation, exploration and development of oil and gas properties.  For more information, please contact Steve Fischer at (918) 495-1011.

Forward Looking Statement: The statements in this report regarding projected production performance and expected drilling and development activities are “forward-looking statements” within the meaning of the federal security laws. Such statements are inherently uncertain, and actual results and activities may differ materially from those estimated or projected. Certain factors that can affect the Company’s ability to achieve projected results are described in the Company’s Annual Report and other reports filed with the Securities and Exchange Commission. Such factors include, among others, uncertainties inherent in reserve estimations and production rates, especially for estimates of undeveloped reserves, operational risks inherent in the offshore environment with corresponding exposure to delays, significant cost overruns, and mechanical problems, the highly competitive nature of activity offshore with corresponding shortages of equipment and personnel, and the uncertain cost and pricing environment in the oil and gas industry. The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.

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